POWER OF ATTORNEY

 I, Jeananne K. Hauswald, a Director of Thomas & Betts Corporation (the "Corporation"), hereby constitute and appoint J. N. Raines, Vice President-General Counsel and Secretary of the Corporation, Donald R. Rawlins, Assistant General Counsel and Assistant Secretary of the Corporation, and Lisa M. Blackwell, Senior Paralegal - Corporate & Securities, as my true and lawful attorneys, giving and granting unto each of them, acting solely, full power and authority, including full power of substitution and revocation, to do and perform whatever may be necessary to be done in order to prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the various forms necessary to report my ownership of shares of the Corporation's Common Stock and the acquisition or disposal of any shares of the Corporation's Common Stock, or derivatives thereof, hereby ratifying and confirming all that either of them or their delegated substitute or substitutes shall lawfully do or cause to be done pursuant to this Power of Attorney.

 IN TESTIMONY WHEREOF I have executed this Power of Attorney on this 5th day of May, 2004.

      /s/ Jeananne K. Hauswald

      Jeananne K. Hauswald

Director